EXHIBITS (5) & (23)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

December 6, 2007

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings held in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated March 31, 2006 (the “Underwriting Agreement”), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), as supplemented by the Terms Agreement dated November 29, 2007 (the “Terms Agreement”) between the Company and MLPF&S (the “Underwriter”), of the Company’s PROtected Covered Call EnhancED Income NoteSSM Linked to the US-Euro PROCEEDS Index due December 6, 2012 (the “Securities”) in an amount equal to $79,327,820 aggregate principal amount of the Securities. We have also examined a copy of the Indenture between the Company and The Bank of New York as successor Trustee, dated as of April 1, 1983, as amended (the “Indenture”), and the

Company’s Registration Statement on Form S-3 (File No. 333-122639) relating to the Securities (the “Registration Statement”).

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Securities have been duly and validly authorized by the Company and when the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated December 6, 2007.

Very truly yours,

/s/ SIDLEY AUSTIN LLP